Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130817

SUPPLEMENT
TO PROSPECTUS DATED July 3, 2006

13,355,000 SHARES

SURGE GLOBAL ENERGY, INC.

COMMON STOCK

Below is an amendment and restatement of information about the beneficial ownership of our officers, directors and stockholders owning 5% or more of our issued and outstanding stock under the heading “Beneficial Owners/Management” beginning on page 38 of the prospectus.

Beneficial Owners / Management

The following table sets forth certain information regarding the beneficial ownership of our common stock held as of June 30, 2006, by:

•       each of the named executive officers;

•       each director;

•       all of our current directors and executive officers as a group; and

•       each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

For purposes of this table, a person is deemed to be the “beneficial owner” of the number of shares of common stock that such person has the right to acquire within 60 days of June 30, 2006, through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

Percentage ownership is based on an aggregate of 27,187,097 shares of our common stock outstanding on June 30, 2006. The table is based upon information provided by officers, directors and principal stockholders in documents filed with the Commission. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is c/o Surge Global Energy, Inc., 12220 El Camino Real, Suite 410, San Diego, CA 92130.

Name of Beneficial Owner	Number of Shares	Percent of Class
5% or Greater Stockholders:
Steven Heard(1)	2,530,000	9.31%
Mark C. Fritz(2)	2,923,500	10.43%
Frederick C. Berndt(3)	2,400,000	8.83%
Jack Zemer(4)	1,500,000	5.32%
Directors and Executive Officers:
David Perez(5)	4,021,186	12.88%
E. Jamie Schloss(6)	2,822,222	10.15%
Chet Idziszek(7)	2,329,300	8.44%
William Greene	0	*
Barry Nussbaum(8)	166,667	0.61%
Daniel Schreiber(9)	766,667	2.74%
All directors and officers as a group(10)	9,406,042	29.06%

*	Less than 1%

(1)	Mr. Heard’s address is: 9638 104th Avenue N., Largo, FL 33771. Includes 35,000 shares owned by Mr. Heard’s minor child, over which Mr. Heard possesses voting and investment control.

(2)	Mr. Fritz’s address is 1632 Ben Fulton Road, North Lawrence, OH 44666. Includes 837,500 shares underlying derivatives exercisable within 60 days.

(3)	Mr. Berndt’s address is 5459 East Blvd. NW., Canton, Ohio 44718.

(4)	Includes 1,000,000 shares underlying derivatives exercisable within 60 days. Mr. Zemer’s address is 1227 Prospect Avenue, La Jolla, California 92037.

(5)	Represents 4,021,186 shares underlying derivatives exercisable within 60 days.

(6)
Includes 622,222 shares underlying derivatives exercisable within 60 days, 222,222 of which are held by Mr. Schloss and 400,000 of which are held by Castle Rock Resources, an affiliated company of Mr. Schloss. Also includes 700,000 shares owned by Mr. Schloss which Mr. Schreiber has an option to purchase until September 30, 2006.

(7)	Includes 400,000 shares underlying derivatives exercisable within 60 days and 1,000,000 shares owned by Irie Isle, Ltd., an affiliated company of Mr. Idziszek.

(8)	Includes 66,667 shares underlying derivatives exercisable within 60 days and 100,000 shares held by Benjamin Financial Limited Partnership, an affiliated company of Mr. Nussbaum.

(9)	Includes 766,667 shares underlying derivatives exercisable within 60 days, 700,000 of which are pursuant to an option for shares owned by E. Jamie Schloss which extends until September 30, 2006.

(10)
Includes 5,176,742 shares underlying derivatives exercisable within 60 days held by the officers, directors and their affiliates, 1,000,000 shares owned by Irie Isle, Ltd., an affiliated company of Mr. Idziszek and 100,000 shares held by Benjamin Financial Limited Partnership, an affiliated company of Mr. Nussbaum. 700,000 shares reported above as beneficially owned by both Mr. Schloss, who currently owns the shares, and Mr. Schreiber, who holds an option to acquire the shares from Mr. Schloss, are only reported once in this total.

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